As filed with the Securities and Exchange Commission on December 29, 1997
                                               Registration No. 333------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            -----------------------

                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ENTERBANK HOLDINGS, INC.
                            ------------------------
            (Exact name of registrant as specified in its charter)

                DELAWARE                           43-1706259
                --------                           ----------
    (State or other jurisdiction of             (I.R.S. Employer
     incorporation or organization)            Identification No.)

                               150 NORTH MERAMAC
                           CLAYTON, MISSOURI  63105
                                (314) 725-5500
                                --------------
             (Address, Including Zip Code and Telephone Number,
                       of Principal Executive Offices)

                  ENTERPRISE BANK INCENTIVE STOCK OPTION PLAN
              ENTERPRISE BANK SECOND INCENTIVE STOCK OPTION PLAN
          ENTERBANK HOLDINGS, INC. THIRD INCENTIVE STOCK OPTION PLAN
          ----------------------------------------------------------
                            (Full title of the plans)

                                                     Copy To:
             FRED H. ELLER                     JOSEPH T. PORTER, JR.
        ENTERBANK HOLDINGS, INC.       POLSINELLI, WHITE, VARDEMAN & SHALTON,
                                                        P.C.
           150 NORTH MERAMAC               100 S. FOURTH STREET STE. 1110
        CLAYTON, MISSOURI  63105             ST. LOUIS, MISSOURI  63102
             (314) 725-5500                        (314) 231-1812
             --------------                        --------------
(Name, Address, and Telephone Number,
Including Area Code, of Agent For Service)

                                                  CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Title of securities to be registered                              Proposed              Proposed maximum       Amount of
                                         Amount of shares         maximum offering      aggregate offering     registration
                                         to be registered<F1>     price per share<F2>   price<F2>              fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   144,000 shares<F3>            $7.00            $1,008,000               $300.00

Common Stock, par value $.01 per share    75,000 shares<F4>            $7.00              $525,000               $160.00

Common Stock, par value $.01 per share   200,000 shares<F5>           $16.00            $3,200,000               $950.00
                                         -------                                        ----------               -------
                                TOTAL:   419,000 shares                                 $4,733,000             $1,410.00
---------------------------------------------------------------------------------------------------------------------------------

<F1>  Plus such additional indeterminate number of shares as may be issuable pursuant to the anti-dilution provisions of the Plans.

<F2>  Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and 457(h) and based on the maximum price at which the options may be exercised as determined by the Board of Directors of the Registrant.

<F3>  Represents shares issuable upon the exercise of stock options issued pursuant to the Enterprise Bank Incentive Stock Option Plan.

<F4>  Represents shares issuable upon the exercise of stock options issued pursuant to the Enterprise Bank Second Incentive Stock Option Plan.

<F5>  Represents shares issuable upon the exercise of stock options issued pursuant to the Enterbank Holdings, Inc. Third Incentive Stock Option
      Plan.

                           INTRODUCTION
                           ------------

      This Registration Statement on Form S-8 is filed by Enterbank Holdings, Inc., a Delaware corporation (the "Registrant"), relating to shares of its common stock, par value $.01 per share ("Common Stock"), issuable pursuant to
(i) the Enterprise Bank Incentive Stock Option Plan, as amended (the "First Option Plan"), of its wholly-owned subsidiary, Enterprise Bank, a Missouri banking corporation ("Enterprise Bank"), (ii) the Enterprise Bank Second Incentive Stock Option Plan, as amended (the "Second Option Plan"), and (iii) the Enterbank Holdings, Inc. Third Incentive Stock Option Plan (the "Third Option Plan" and together with the First Option Plan and the Second Option Plan, the "Plans").


                              PART I

       INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.   PLAN INFORMATION.
          ----------------

     Information required by Item 1 of Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended ("1933 Act"), and the Note to Part I of Form S-8.

ITEM 2.   REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
          -------------------------------------------------------------

     Information required by Item 2 of Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the 1933 Act and the Note to Part I of Form S-8.

                              PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.
          ---------------------------------------

            The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission ("Commission"), are incorporated herein by reference and made a part hereof:

                  (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act");

                  (b)   All other reports filed by the Registrant pursuant to
                        Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K;

                  (c) The class of securities to be offered is not registered under Section 12 of the Exchange Act.

            All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities offered hereunder then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.
Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.
          -------------------------

            The authorized capital stock of the Registrant consists of 3,000,000 shares of common stock, par value $.01 per share ("Common Stock"). Reference is made to the Registrant's Certificate of Incorporation, as amended (incorporated herein by reference from Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 dated December 19, 1996 (Registration No. 333-14737)) for a detailed description of the provisions thereof summarized below.

            Holders of shares of Common Stock are entitled to receive dividends as may from time to time be declared by the Board of Directors of the Registrant out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and may cumulate their votes in any election of directors. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of the Registrant, holders of Common Stock are entitled to share ratably in the assets of the Registrant, if any, remaining after payment of all debts and liabilities of the Registrant. The shares of Common Stock offered by the Registrant hereby will be fully paid and nonassessable when issued. There is no established public trading market for the Common Stock.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.
          --------------------------------------

          None.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
          -----------------------------------------

            The Registrant's By-Laws provide that each person who was or is made a party to, or is involved in, any action, suit, or proceeding by reason of the fact that such person is or was a director or officer of the Registrant will be indemnified and held harmless by the Registrant to the full extent authorized by the Delaware General Corporation Law.

            Section 145 of the Delaware General Corporation Law provides as follows:

                  "INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE

            "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

            "(b) A corporation may indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

            "(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

            "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

            "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

            "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

            "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

            "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

            "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

            "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of a person.

            "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise the Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

            Pursuant to the Registrant's Certificate of Incorporation, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director. The Certificate of Incorporation further provides, however, that a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which such director derived an improper personal benefit. No amendment or repeal of this provision in the Certificate of Incorporation may adversely affect any right or protection of any director of the Registrant existing at the time of such amendment or repeal for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

            The Registrant may purchase and maintain, and currently does so maintain, insurance on behalf of its officers and directors against liability asserted against any of them and incurred by them in such capacity, or arising out of their status as such.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.
          -----------------------------------

          Not applicable.

ITEM 8.   EXHIBITS.
          --------

Exhibit No.             Description
-----------             -----------
4.1                     Certificate of Incorporation of the Registrant, as
                        amended, (incorporated herein by reference from
                        Exhibit 3.1 to the Registrant's Registration
                        Statement on Form S-1 dated December 19, 1996
                        (Registration No. 333-14737).
4.2                     Bylaws of the Registrant, as amended, (incorporated
                        herein by reference from Exhibit 3.2 to the
                        Registrant's Registration Statement on Form S-1
                        dated December 19, 1996 (Registration No.
                        333-14737).
<F*>4.3                 Enterprise Bank Incentive Stock Option Plan
<F*>4.4                 Enterprise Bank Second Incentive Stock Option Plan
<F*>4.5                 Enterbank Holdings, Inc. Third Incentive Stock Option
                        Plan
<F*>5                   Opinion of Polsinelli, White, Vardeman & Shalton, P.C.
                        as to the legality of the securities being registered.
<F*>23.1                Consent of Polsinelli, White, Vardeman & Shalton, P.C.
                        (included in Exhibit 5 hereto).
<F*>23.2                Consent of KPMG Peat Marwick LLP.
<F*>24                  Power of Attorney (reference is made to page II-8
                        hereof).

<F*>Filed herewith.

ITEM 9.   UNDERTAKINGS.
          ------------

            (a)   The undersigned Registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

                        (ii) to reflect in the prospectus any facts or event arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                        (iii) to include any material information with respect
                  to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if this registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                  2. That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  Exhibit 24
                                  SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of
      ---------------
1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri, on December 29, 1997.

ENTERBANK HOLDINGS, INC.                    ENTERBANK HOLDINGS, INC.

By: /s/ James C. Wagner                     By: /s/ Fred H. Eller
    -----------------------------               ---------------------------
       James C. Wagner                             Fred H. Eller
       Chief Financial Officer                     Chief Executive Officer


                         POWER OF ATTORNEY

      We, the undersigned officers and directors of Enterbank Holdings, Inc., hereby severally constitute and appoint Fred H. Eller and James C. Wagner and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place, and stead, in any and all capacities, to sign Enterbank Holdings, Inc.'s Registration Statement on Form S-8, and any other Registration Statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signatures                                Title                         Date
----------                                -----                         ----

/s/ Fred H. Eller                         Chief Executive Officer       December 29, 1997
-----------------------------             and Director
Fred H. Eller




/s/ Ronald E. Henges                      Chairman of the Board         December 29, 1997
-----------------------------             of Directors
Ronald E. Henges



                                    II-8

/s/ Kevin C. Eichner                      Director                      December 29, 1997
-----------------------------
Kevin C. Eichner




/s/ Paul R. Cahn                          Director                      December 29, 1997
-----------------------------
Paul R. Cahn




/s/ Birch M. Mullins                      Director                      December 29, 1997
-----------------------------
Birch M. Mullins




/s/ Robert E. Saur                        Director                      December 29, 1997
-----------------------------
Robert E. Saur




/s/ James A. Williams                     Director                      December 29, 1997
-----------------------------
James A. Williams




/s/ Henry D. Warshaw                      Director                      December 29, 1997
-----------------------------
Henry D. Warshaw




/s/ James L. Wilhite                      Director                      December 29, 1997
-----------------------------
James L. Wilhite




/s/ Ted C. Wetterau                       Director                      December 29, 1997
-----------------------------
Ted C. Wetterau




/s/ Randall D. Humphreys                  Director                      December 29, 1997
-----------------------------
Randall D. Humphreys




/s/ James C. Wagner                       Director                      December 29, 1997
-----------------------------
James C. Wagner




                                    II-9

